Exhibit 10.58

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

AMENDMENT NUMBER 2 TO

SOLAR WAFER SUPPLY AGREEMENT

This Amendment Number 2 to Solar Wafer Supply Agreement (this “Amendment”) is entered into as of July 23, 2009, by and between MEMC SINGAPORE PTE. LTD., a Singapore corporation (“MEMC Singapore”) and wholly-owned subsidiary of MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation with its principal place of business at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, United States of America (“MEMC”), or such other designated majority-owned subsidiary of MEMC, and SUNTECH POWER HOLDINGS CO., LTD., a Cayman Islands company with its principal place of business at 9 Xin Hua Road, 6th Floor, New District, Wuxi, Jiangsu Province 214028, People’s Republic of China (“Suntech”) or its designated majority-owned subsidiary. MEMC Singapore and Suntech together shall be referred to as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, on July 25, 2006, MEMC and Suntech entered into that certain Solar Wafer Supply Agreement (the “Agreement”), pursuant to which MEMC agreed to supply and Suntech agreed to purchase certain quantities of solar wafers, pursuant to the terms of the Agreement; and

WHEREAS, on October 6, 2006, pursuant to Section 7.6 of the Agreement, MEMC assigned the Agreement to its wholly-owned subsidiary, MEMC Singapore; and

WHEREAS, on February 5, 2009, MEMC Singapore and Suntech entered into that certain Amendment Number 1 to Solar Wafer Supply Agreement (the “First Amendment”), pursuant to which MEMC Singapore and Suntech agreed to certain changes to the Agreement related to 2009 price and volume; and

WHEREAS, the Parties hereto now wish to amend the Agreement, as amended by the First Amendment and as provided herein by this Second Amendment, effective for the third quarter and fourth quarter of 2009, as of the effective date of this Second Amendment:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, MEMC Singapore and Suntech agree as follows:

ARTICLE I

AMENDMENT TO SELECTED SECTIONS OF THE AGREEMENT

1.1 Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.2 Revision of Attachment B to the Agreement and Attachment B-1 to the First Amendment. Notwithstanding the price and volume schedules set forth in the Agreement or the First Amendment, the Parties have agreed to amend and revise the price and minimum volumes for the remainder of Contract Year three (calendar year 2009) only by amending the Multi Wafer Price and Yearly Minimum Quantity rows for Contract Year three (calendar year 2009) on Attachment B to the Agreement (as revised as set forth on Attachment B-1 to the First Amendment) as is set forth on Attachment B-2 to this Amendment.

1.3 Roll-forward of Revenue Requirement.

(a) Required Share. Pursuant to Section 2.2(a) of the Agreement, Suntech is required to purchase *** of Suntech’s then current solar wafer demand (measured in Watts), provided that MEMC Singapore can accommodate *** of Suntech’s actual then current solar wafer demand, all as further described in Section 2.2(a). MEMC Singapore hereby affirms that it can accommodate at least *** of Suntech’s actual then current solar wafer demand for at least the next 18 months after the date of this First Amendment. Pursuant to Section 1.3 of the First Amendment, Suntech agreed to certain minimum quarterly quantities of Wafers for Contract Year three (calendar year 2009) as was set forth on Attachment B-1 to the First Amendment.

(b) Rolling Forecasts and Binding Purchase Orders. Pursuant to Section 2.2(e) of the Agreement, Suntech is required to provide twelve month rolling forecasts to MEMC Singapore, and pursuant to Section 2.3 of the Agreement, Suntech is required to maintain at all times binding purchase orders with MEMC Singapore for at least the next ninety (90) days. Suntech affirms that it will use best efforts to comply with the binding purchase orders requirement of Section 2.3 of the Agreement and the twelve month rolling forecast requirement of Section 2.2(e) of the Agreement. MEMC Singapore acknowledges that any rolling forecasts provided by Suntech beyond day 90 are not intended to be binding on Suntech.

(c) Minimum Revenue Requirement. In connection with the First Amendment, the Parties agreed to a revised (lower) price for Contract Year 3, in conjunction with an increased Yearly Minimum Quantity commitment from Suntech in Contract Year 3, as was set forth on Attachment B-1 to the First Amendment, as well as a quarterly minimum demand schedule for Suntech as was set forth on Attachment B-1 to the First Amendment. The net end result of the revisions reflected in the First Amendment described above and in Section 1.3(a) was to maintain the same aggregate revenue commitment from Suntech to MEMC Singapore for Contract Year 3 (the “Contract Year 3 Revenue Amount”) as Suntech had previously committed to MEMC Singapore in the Agreement and in the First Amendment. Suntech has now requested a further price reduction, and as a result, the Parties have agreed with this Second Amendment to a revision to Suntech’s Yearly Minimum Quantity for Contract Year three (calendar year 2009) as is set forth on Attachment B-2 to this Second Amendment, at the prices set forth on Attachment B-2 to this Second Amendment. The amount by which the aggregate revenue to MEMC Singapore from actual purchases made by Suntech in Contract Year 3 (notwithstanding the increased Contract Year 3 Yearly Minimum Quantity on Attachment B-2) is less than the Contract Year 3 Revenue Amount is the “Contract Year 3 Purchase Shortfall.”

(d) Contract Year 3 Purchase Shortfall – Possible Deferral. The Parties now hereby agree in this Second Amendment that the payment to MEMC Singapore of the Contract Year 3 Purchase Shortfall in accordance with the timetable set forth in Section 2.2(d) and Section 3.1 of the Agreement may be deferred by Suntech if all of the following conditions are met (and should Suntech meet all of its obligations set forth in this Section 1.3(d), including the purchase of the deferred quantities below, then MEMC Singapore agrees that it would waive all other rights and remedies it may otherwise have in the case of a Contract Year 3 Purchase Shortfall, and MEMC Singapore will not exercise any such rights and remedies that it would have regarding a Contract Year 3 Purchase Shortfall unless and until any such time as one or more of the requirements set forth below in this Section 1.3(d) are breached or not complied with by Suntech):

(i) Notwithstanding any other provision of this Second Amendment, Suntech agrees that the quantities of Wafers actually purchased and paid for by Suntech from MEMC Singapore in the third quarter of Contract Year 3 and the fourth quarter of Contract Year 3 shall be at least equal to the minimum quarterly volumes for each of those calendar quarters as was set forth on Attachment B-1 to the First Amendment; and

(ii) If, as of January 31, 2010, Suntech is current in all payments due to MEMC Singapore, in accordance with the terms of Section 2.7 of the Agreement; and

(iii) If, by no later than the required dates set forth in the Agreement, Suntech has provided the required Loan/Security Deposit Amount and Letter of Credit Amount (and Letter of Credit) for Contract Year 4 to MEMC Singapore (as the same may be agreed by the Parties in the future).

If all of the foregoing conditions are met, then Suntech may defer the payment to MEMC Singapore of the Contract Year 3 Purchase Shortfall, and perhaps eliminate some or all of it, by purchasing (A) additional Wafers in Contract Year 4 (above the Yearly Minimum Quantities for Contract Year 4 currently set forth in the Agreement and the First Amendment) with additional incremental aggregate revenue to MEMC Singapore equal to twenty percent (20%) of the amount of the Contract Year 3 Purchase Shortfall; and (B) additional Wafers in Contract Year 5 (above the Yearly Minimum Quantities for Contract Year 5 currently set forth in the Agreement and the First Amendment) with additional incremental aggregate revenue to MEMC Singapore equal to twenty percent (20%) of the amount of the Contract Year 3 Purchase Shortfall; and (C) additional Wafers in Contract

Year 6 (above the Yearly Minimum Quantities for Contract Year 6 currently set forth in the Agreement and the First Amendment) with additional incremental aggregate revenue to MEMC Singapore equal to twenty percent (20%) of the amount of the Contract Year 3 Purchase Shortfall; and (D) additional Wafers in Contract Year 7 (above the Yearly Minimum Quantities for Contract Year 7 currently set forth in the Agreement and the First Amendment) with additional incremental aggregate revenue to MEMC Singapore equal to twenty percent (20%) of the amount of the Contract Year 3 Purchase Shortfall; and (E) additional Wafers in Contract Year 8 (above the Yearly Minimum Quantities for Contract Year 8 currently set forth in the Agreement and the First Amendment) with additional incremental aggregate revenue to MEMC Singapore equal to twenty percent (20%) of the amount of the Contract Year 3 Purchase Shortfall. If the Parties subsequently reduce pricing for all or a portion of any future Contract Year, then the Yearly Minimum Quantities for such future Contract Years will increase by a corresponding amount (all with the purpose of maintaining the same aggregate revenue commitment from Suntech to MEMC Singapore for such Contract Year and/or the life of the Agreement), and the quantity of Wafers equal to the additional incremental Contract Year 3 Purchase Shortfall amount will be added to this revised Yearly Minimum Quantity for each such Contract Year. The pricing for any such Wafers would be at the then prevailing price per Watt under the Agreement or any Amendments thereto.

(e) Yearly Minimum Quantity Amounts for future Contract Years. Assuming that Suntech’s actual Wafers purchased in Contract Year 3 produces a Contract Year 3 Purchase Shortfall, then the Yearly Minimum Quantity required to be purchased by Suntech (without triggering a right for MEMC Singapore to recover immediately for a Purchase Shortfall in that Contract Year pursuant to Section 2.2(d) of the Agreement) in any particular future Contract Year shall be equal to (A) the Yearly Minimum Quantity for such Contract Year plus (B) the quantity of Wafers equal to the amount of the Contract Year 3 Purchase Shortfall required to be purchased in that Contract Year as described in Section 1.3(d) above.

(f) Other Revenue. Both parties specifically agree that both “mono” and “multi” solar wafers, as well as polysilicon, and any other product sold by MEMC Singapore (or an Affiliate thereof), may be counted towards any revenue shortfall referred to above, including the Year 3 Purchase Shortfall Amount, and that any revenue derived from such sales shall decrease Suntech’s purchase obligations (from the Yearly Minimum Quantities for Contract Year “X” currently set forth in the Agreement and the First Amendment). Any sales of products not specifically set forth in this Amendment, the Agreement or the First Amendment intended to “count” for this purpose shall be on terms and conditions mutually agreed by both parties.

1.4 Amendment to Section 2.5(a) of the Agreement. Section 2.5(a) is hereby amended such that the third sentence of that Section, which begins “Notwithstanding the foregoing Ex Works . . .” is deleted in its entirety. The effect of such revision is that Suntech shall from the date hereof bear 100% of the transportation costs of the Wafer purchases, instead of the 50% split between the Parties as set out in the Agreement.

1.5 Section 2.10 – Continuous Improvement. Pursuant to Section 2.10 of the Agreement, the Parties agreed to work together on continuous improvement efforts to Wafers and Wafer specifications. In order to allow MEMC Singapore to offer the Wafer price reduction offered by this Amendment, the Parties have now agreed to cooperate with each other to reach a *** Wafer thickness as soon as reasonably practicable.

ARTICLE II

MISCELLANEOUS

2.1 No Other Changes. Other than with respect to the Sections of the Agreement and Attachments to the Agreement specifically enumerated above, this Amendment does not modify, change or delete any other addendum, term, provision, representation, warranty or covenant (the “Provisions”) relating to or contained in the Agreement or any Attachment, and all such Provisions of the Agreement shall remain in full force and effect.

2.2 Amendment. This Amendment may be amended, modified or supplemented only in writing signed by MEMC Singapore and Suntech.

2.3 Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

2.4 Counterparts; Facsimile Signatures. This Amendment may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile and upon such delivery the facsimile signature shall be deemed to have the same effect as if the original signature had been delivered to the other Part(ies). The original signature copy shall be delivered to the other Part(ies) by express overnight delivery. The failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

MEMC SINGAPORE PTE. LTD.		SUNTECH POWER HOLDINGS CO., LTD.

By:	/s/ Kenneth H. Hannah	By:	/s/ Dr. Zhengrong Shi
	Kenneth H. Hannah		Dr. Zhengrong Shi
	Director and Chief Financial Controller		Chief Executive Officer

Attachment B-2

Section 1.2
Contract Year	Year 3
(2009)

Revised Yearly Minimum Quantity (MW)*	***
Multi Price ($/Watt) Q1 and Q2 2009	***
Multi Price ($/Watt) Q3 2009	***
Multi Price ($/Watt) Q4 2009	***

*MW	means megawatts.

B.2-1